 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated April 4, 2014 relating to the financial statements of iWallet Corporation for the years ended December 31, 2013 and 2012 and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in this Amendment No. 2 to the Registration Statement on Form S-1.

Signed:

/S/ “MNP LLP”

Toronto, Ontario

October 28, 2014